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                                                                     EXHIBIT G-1

                                [KDB LETTERHEAD]

                                                               December 30, 2003

Mr. Seong-Ho Park
General Manager
Mr. Jae-Min Yoon
Senior Deputy General Manager
New York Branch
The Korea Development Bank
320 Park Avenue, 32(nd) Floor
New York, New York 10022
United States of America

Dear Sirs:

     I, Jichang Yoo, Governor & Chairman of the Board of Directors, on behalf of The Korea Development Bank ("KDB"), hereby appoint each of Seong-Ho Park, General Manager, Jae-Min Yoon, Senior Deputy General Manager, and any other person acting in such capacity, as authorized representatives of KDB in the United States of America for purposes of serving as attorneys-in-fact who are authorized to sign the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, to be filed with the United States Securities and Exchange Commission by KDB relating to the registration of debt securities consisting of debentures, notes and/or other evidence of indebtedness (the "Debt Securities") with or without warrants (the "Warrants") to purchase the Debt Securities and/or guarantees of obligations of third parties (the "Guarantees") to be issued from time to time by KDB and one or more amendments to the Registration Statement (including, without limitation, pre-effective or post-effective amendments thereto and amendments or supplements to the prospectus contained therein).

     I, Jichang Yoo, Governor & Chairman of the Board of Directors, on behalf of KDB, hereby also appoint each of Seong-Ho Park, General Manager, Jae-Min Yoon, Senior Deputy General Manager, and any other person acting in such capacity, as the authorized agent of KDB upon whom process may be served in any suit, action or proceeding arising out of or based on (i) the Debt Securities, Warrants or Guarantees or (ii) any Fiscal Agency Agreement, Guarantee Agreement or Warrant Agreement relating to the Debt Securities, Warrants or Guarantees which may be instituted in any state or federal court in the City or New York by any holder of the Debt Securities, Warrants or Guarantees.

     This appointment shall remain a valid instrument of authorization until such time as (i) all amounts due and to become due in respect of the Debt Securities and Guarantees shall have been paid in full and (ii) the Warrants shall have been exercised or shall have expired or otherwise been terminated in accordance with their terms.

                                      II-14
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                           THE KOREA DEVELOPMENT BANK

                                          By /s/ JICHANG YOO
                                        ----------------------------------------
                                             Jichang Yoo
                                             Governor & Chairman of the Board of
                                             Directors
                                             The Korea Development Bank

Accepted and Acknowledged:

By /s/ SEONG-HO PARK
   ----------------------------------------
   Seong-Ho Park
   General Manager
   New York Branch
   The Korea Development Bank

By /s/ JAE-MIN YOON
   ----------------------------------------
   Jae-Min Yoon
   Senior Deputy General Manager
   New York Branch
   The Korea Development Bank

                                      II-15